Exhibit 3.40

CERTIFICATE OF INCORPORATION

OF

HUGHES SUPPLY SHARED SERVICES, INC.

The undersigned, for the purpose of organizing a corporation under the provisions and subject to the requirements of Delaware General Corporation Law, hereby certifies that:

FIRST: The name of the corporation (hereafter called the “Corporation”) is Hughes Supply Shared Services, Inc.

SECOND: The address, including street, number, city, and county of the registered offices of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Service Company.

THIRD: The Corporation is formed for the purpose of engaging in any lawful business or activity on a cooperative basis and to exercise all such powers in any capacity and on any cooperative basis that may be agreed upon.

FOURTH:

Section 1. Classes and Authorized Amounts. The aggregate number of shares which the Corporation has the authority to issue is one hundred one thousand (101,000) shares with a par value of $1.00 each. One thousand (1,000) shares are designated as Class A Common Stock (“Class A Common”), and one hundred thousand (100,000) shares are designated as Class B Non-Voting Common Stock (“Class B Common”) (the Class A Common and the Class B Common may be referred to hereinafter collectively as the “Common Stock”).

Section 2. Common Stock. The Common Stock of the Corporation may be purchased, owned, or held only by shareholders who (1) patronize the Corporation in accordance with uniform terms and conditions prescribed by the Corporation, and (2) have been approved by the board of directors.

Except as otherwise provided below in this Article VII or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects except that holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation, and holders of Class B Common shall have no right to vote on any matter to be voted on by the shareholders of the Corporation.

Each shareholder shall hold only one share of Class A Common and each eligible holder of Class A Common shall be entitled to only one vote in any meeting of the shareholders upon each matter submitted to vote at a meeting of the shareholders. In the event the board of directors of the Corporation shall find, following a hearing, that any of the Common Stock of the Corporation has come into the hands of any person who is not eligible for equity ownership, or that the holder thereof has ceased to be an eligible shareholder, such holder shall have no rights or privileges on account of such stock, or vote or voice in the management or affairs of the Corporation other than the right to participate in accordance with law in case of dissolution. The Corporation shall repurchase such stock for par value. If such holder fails to deliver any certificate evidencing the stock, the Corporation may cancel such certificate on its books and records, and the certificate is thereby null and void.

The Common Stock of the Corporation may be transferred only with the consent of the board of directors of the Corporation and on the books of the Corporation, and then only to persons eligible to hold it. No purported assignment or transfer of Common Stock, nor the rights or privileges on account of such stock, nor a vote or voice in the management of the affairs of the Corporation, shall pass to any person not eligible to hold it.

The Corporation shall have a lien on all of its issued Common Stock for all indebtedness of the holders thereof to the Corporation. No dividends shall be paid on the Common Stock other than as described in the bylaws of the Corporation.

The holders of Class A Common and Class B Common shall be entitled to participate in distributions to the holders of Common Stock in any dissolution of the Corporation as further described in the bylaws of the Corporation.

FIFTH: The name and mailing address of the incorporator are: Benjamin P. Butterfield, 20 North Orange Avenue, Suite 200, Orlando, Florida 32801.

SIXTH: The power of the incorporator shall terminate upon the filing of this certificate of incorporation. The names and addresses of those who are to serve as the initial directors are:

NAME	ADDRESS
Benjamin P. Butterfield	20 North Orange Avenue, Suite 200 Orlando, FL 32801

SEVENTH: The Corporation shall have the following powers:

(a) To borrow money without limitation as to amount of corporate indebtedness or liability; to give a lien on any of its property as security therefore in any manner permitted by law; and to make advance payments and advances to shareholders.

(b) To act as the agent or representative of any shareholder or shareholders in any of the activities authorized in the Third provision hereof.

(c) To buy, lease, hold, and exercise all privileges of ownership over such real or personal property as may be necessary or convenient for the conduct and operation of the business of the Corporation, or incidental thereto.

(d) To draw, make, accept, endorse, guarantee, execute, and issue promissory notes, bills of exchange, drafts, warrants, certificates, and all kinds of obligations and negotiable or transferable instruments for any purpose that is deemed to further the objects for which the Corporation is formed, and to give a lien on any of its property as security therefor.

(e) To acquire, own, and develop any interest in patents, trademarks, and copyrights connected with, or incidental to, the business of the Corporation.

(f) To cooperate with other similar corporations or associations in creating central, regional, or national cooperative agencies, for any of the purposes for which the Corporation is formed, and to become a member or stockholder of such agencies as now are or hereinafter may be in existence.

(g) To have and exercise, in addition to the foregoing, all powers, privileges, and rights conferred on ordinary corporations by the laws of this State and all powers and rights incidental or conducive to carrying out the purpose for which the Corporation is formed, except such as are inconsistent with the express provisions of the act under which the Corporation is incorporated, and to do any such thing anywhere; and the enumeration of the foregoing powers shall not be held to limit or restrict in any manner the general powers which may by law be possessed by the Corporation, all of which are hereby expressly claimed.

EIGHTH: This certificate may be amended upon the affirmative vote of two-thirds of the shareholders actually voting on the proposed amendment.

NINTH: The existence of the Corporation shall not become effective until January 1, 2002.

Signed this 6th day of December, 2001, by the undersigned incorporator.

/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Incorporator

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